Exhibit 3.1

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

BLUE RIDGE BANKSHARES, INC.

I. Name. The name of the corporation is Blue Ridge Bankshares, Inc. (the “Corporation”).

II. Text of Amendment. The corporation’s Articles of Incorporation shall be amended by adding a new Article II-A to provide for the issuance, and to fix the preferences, limitations and relative rights, within the limits provided by applicable law, of 30,000 shares of the corporation’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), all as set forth in Exhibit A attached hereto.

III. Adoption and Date of Adoption. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act (the “Act”), the corporation’s Articles of Incorporation permit the corporation’s board of directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the corporation’s authorized class of Preferred Stock without the approval of the corporation’s shareholders. The foregoing amendment was adopted on April 1, 2024 by the corporation’s board of directors without shareholder approval pursuant to such section of the Act. The corporation has not issued any shares of the Series B Preferred Stock as of the date hereof.

IV. Effective Date. The Certificate of Amendment to be issued as a result of the filing of these Articles of Amendment shall become effective as of 10:30 a.m. Eastern Time on April 3, 2024 in accordance with Section 13.1-606 of the Act.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Blue Ridge Bankshares, Inc. has caused these Articles of Amendment to be signed as of this 2nd day of April, 2024.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ G. William Beale
G. William Beale
President and Chief Executive Officer

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Exhibit A

ARTICLE II-A

Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series B

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series B”, par value $50.00 per share (the “Series B Preferred Stock”).

Section 2. Number of Shares. The total number of authorized shares of Series B Preferred Stock shall be 30,000 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.

Section 3. Definitions. As used herein, the following terms shall have the meanings specified below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Common Stock” means the common stock, no par value per share, of the Corporation.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion” means a Mandatory Conversion.

“Conversion Date” has the meaning set forth in Section 5(a).

“Conversion Rate” means, initially, 4,000 shares of Common Stock per share of Series B Preferred Stock issuable upon Conversion, based on an initial Conversion Price of $2.50 per share of Common Stock, and is subject to adjustment as provided herein.

“Conversion Price” means the Liquidation Amount per share of Series B Preferred Stock divided by the Conversion Rate then in effect. The initial Conversion Price is $2.50.

“Current Market Price” of the Common Stock on any day, means the Average VWAP of the Common Stock for the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (vi) of Section 6(e). For purposes of this definition, “ex-date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“Dividend Payment Date” means April 15 and October 15 of each year, commencing October 15, 2024.

“Dividend Payment Commencement Date” means October 15, 2024.

“Dividend Period” means the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

“Dividend Threshold Amount” has means $0.10 per share.

“DTC” means The Depository Trust Company.

“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the first date of issuance of shares of Series B Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation issued in the future unless the terms of which expressly provide that it ranks senior to, or on a parity with, Series B Preferred Stock as to rights dividend rights and/or as to on liquidation, dissolution or winding up of the Corporation.

“Liquidation Amount” means, initially, $10,000 per share of Series B Preferred Stock (as subsequently adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).

“Liquidation Preference” has the meaning set forth in Section 10(a).

“Mandatory Conversion” has the meaning set forth in Section 5(a).

“Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which the Common Stock or futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

“Notice of Mandatory Conversion” has the meaning set forth in Section 5(b).

“NYSE American” means the NYSE American or other New York Stock Exchange market in which the Corporation’s Common Stock is then traded.

“Parity Stock” means any class or series of stock of the Corporation (other than the Series B Preferred Stock or Series C Preferred Stock) authorized in the future the terms of which expressly provide that such class or series will rank on a parity with Series B Preferred Stock or Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or noncumulatively).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Permitted Transfer” has the meaning set forth in Section 21(a).

“Preferred Director” has the meaning set forth in Section 13(d).

“Preferred Stock” means any and all series of the Corporation’s preferred stock, including the Series B Preferred Stock.

“Record Date” means, (i) with respect to payment of dividends on outstanding shares of Series B Preferred Stock, the 1st calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, and (ii), for purpose of an adjustment to the Conversion Rate pursuant to Section 6, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Record Holder” means, as to any day, the Holder of record of outstanding shares of Series B Preferred Stock as they appear on the stock register of the Corporation at the close of business on such day.

“Registrar” means the Transfer Agent.

“Regulatory Approvals” with respect to any Holder, means the collective reference, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), the federal Change in Bank Control Act (the “CIBC Act”) or any similar state laws, Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the competition or merger control laws of other jurisdictions, in each case to the extent necessary to permit such Holder to convert such shares of Series B Preferred Stock and own shares of Common Stock pursuant to these Articles of Amendment.

“Reorganization Event” has the meaning set forth in Section 7.

“Series C Preferred Stock” has the meaning set forth in Section 4(a).

“Shareholder Approvals” means all shareholder approvals necessary to (i) approve the issuance of Common Stock upon the Mandatory Conversion for purposes of the NYSE American Company Guide (the “Issuance Approval”), and (ii) amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to permit the Mandatory Conversion in full and to provide additional authorized shares of Common Stock for general corporate purposes (the “Articles Amendment Approval”).

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the NYSE American is open for trading, or, if the Common Stock (or any other securities, cash or other property into which shares of the Series B Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the NYSE American, any day on which the principal national securities exchange or trading system on which the Common Stock (or such other property) is listed or traded is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange or traded on a trading system, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. Eastern Time or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means Computershare, subject to the appointment of a successor transfer agent as provided in Section 19.

“U.S. Alien Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“Voting Parity Stock” means, with regard to any matter as to which the holders of Series B Preferred Stock are entitled to vote as specified in Section 13(a) and (d) of these Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

“VWAP” means, on any Trading Day the volume weighted average price per share of Common Stock as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 A.M. to 4:00 P.M., Eastern Time, on such Trading Day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

Section 4. Dividends.

(a) Commencing on the Issue Date, Holders of shares of outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, subject to Section 4(f), pari passu with (and otherwise with the same treatment in all respects as that of) the Corporation’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) cumulative dividends in arrears at the rate per annum of 15% per share on (i) the Liquidation Amount (equivalent to $1,500.00 per annum per share) and (ii) the amount of accrued and unpaid dividends from any prior Dividend Period on each such share of Series B Preferred Stock, payable semi-annually on each Dividend Payment Date beginning on the Dividend Payment Commencement Date until the Conversion Date. Dividends shall be payable, at the option of the Corporation, in cash or in kind through the issuance of additional shares of Series B Preferred Stock (a “PIK Dividend”). Notwithstanding the foregoing sentence, if due to the Ownership Limit as provided in Section 5(a) below, any outstanding shares of Series B Preferred Stock are not converted on the Conversion Date, each such share of Series B Preferred Stock, while outstanding, shall, upon and following the Conversion Date bear cumulative dividends payable, when, as and if declared by the Corporation’s board of directors, at the same date and in amounts equal to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible, multiplied by the dividend declared and payable per share of Common Stock. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders of the applicable Record Date with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without adjustment and without interest. Accumulations of dividends on shares of Series B Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

(b) Dividends on the Series B Preferred Stock are cumulative. To the extent that the Board of Directors does not declare and pay dividends on the Series B Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall accrue and shall compound on each subsequent Dividend Payment Date until paid..

(c) Prior to the Conversion, no dividend or distribution shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of any Junior Stock.

(d) So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock or Parity Stock, subject to this Section 4(d) in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all dividends on all outstanding shares of the Series B Preferred Stock for any Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series B Preferred Stock on the applicable Record Date). The foregoing limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

(e) When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon shares of Series B Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as full dividends payable on the Series B Preferred Stock for such Dividend Period and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of shares of Series B Preferred Stock prior to such Dividend Payment Date.

(f) If the Conversion Date or Partial Conversion Date with respect to any share of Series B Preferred Stock is on or prior to the Dividend Payment Commencement Date, the Holder of such share of Series B Preferred Stock will not have any right to receive any dividends on the Series B Preferred Stock converted on or before such Conversion Date or Partial Conversion Date with respect to such Dividend Period, whether upon Conversion or otherwise.

(g) Should the Corporation elect to pay any dividend as a PIK Dividend, the number of shares of Series B Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series B Preferred Stock shall be determined by dividing (i) the amount of the dividend so declared by (ii) the Liquidation Preference. To the extent that any PIK Dividend would result in the issuance of a fractional share of Series B Preferred Stock to any Holder, then the amount of such fraction multiplied by the Liquidation Preference shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter). The Corporation shall at all times reserve and keep available out of its authorized and unissued Series B Preferred Stock, the full number of shares of Series B Preferred Stock required for purposes of paying all PIK Dividends that may become payable. No fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend.

(h) Prior to the close of business on the Conversion Date or Partial Conversion Date, shares of Common Stock issuable upon the Mandatory Conversion or Partial Conversion thereof, as applicable, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock) by virtue of holding such share of Series B Preferred Stock.

Section 5. Mandatory Conversion; Conversion Procedures.

(a) Effective as of the close of business on a date no later than the fifth (5th) Business Day following the date on which both Shareholder Approvals have been received, an Articles of Amendment has been filed with the Virginia State Corporation Commission and a certificate of amendment has been issued with respect thereto (the “Conversion Date”) with respect to Series B Preferred Stock, all outstanding shares of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth below (the “Mandatory Conversion”); provided that, in the event that the Corporation has obtained the Issuance Approval but not the Articles Amendment Approval, outstanding shares of Series B Preferred Stock shall automatically convert, effective as of the close of business on a date no later than the fifth (5th) Business Day following the date on which the Issuance Approval has been received (but only if the Articles Amendment Approval was not obtained at such meeting) (the “Partial Conversion Date”) into shares of Common Stock as otherwise contemplated herein, but only to the extent of the total number of shares of Common Stock available for issuance as of the Conversion Date (taking into consideration any shares reserved for issuance pursuant to the Corporation’s equity compensation plans or other contractual obligations as of such date), allocated pro rata among the Holders of the Series B Preferred Stock and the Series C Preferred Stock (a “Partial Conversion”). The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Liquidation Amount by the Conversion Price (subject to any Partial Conversion and the conversion procedures of Section 6 hereof) plus cash in lieu of fractional shares in accordance with Section 9 hereof; provided that, notwithstanding anything to the contrary contained in these Articles of Amendment, the number of shares of Common Stock to be issued to any Holder (other than a Holder that has obtained all consents, permits, approvals, registrations and waivers of any governmental authority which are necessary or advisable for such Holder to exceed the Ownership Limit (as defined below)) pursuant to these Articles of Amendment shall be issued to the extent (but only to the extent) that the issuance of such shares of Common Stock would not (i) cause or result in such Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote or dispose of securities which would represent more than 9.99% of the voting securities of any class or series of the Corporation’s capital stock outstanding at such time (excluding for the purpose of this calculation any reduction in ownership resulting from sales, transfers or other dispositions by such Holder of voting securities of the Corporation), (ii) otherwise cause such Holder or any of its Affiliates to be required to file a notice or application for approval under the BHC Act, the CIBC Act or any similar state or federal statute or (iii) require such Holder or any of its Affiliates to obtain the prior approval of any bank regulator (collectively, the “Ownership Limit”); provided, further, that any shares of Common Stock that would otherwise be issued to the Holder upon conversion of shares of Series B Preferred Stock held by such Holder, but cannot be issued to such Holder at the time of conversion as a result of the Ownership Limit, shall thereafter be issued to such Holder on the first date on which such issuance would not cause or result in a violation of the Ownership Limit (excluding for the purpose of this calculation any reduction in ownership resulting from sales, transfers or other dispositions by such Holder of voting securities of the Corporation). Upon the Conversion Date or Partial Conversion Date, any certificates representing shares of Series B Preferred Stock so converted shall represent solely the right to receive the number of shares of Common Stock (plus cash in lieu of fractional shares) issuable upon the Conversion Date or the Partial Conversion Date, together with all dividends and rights accruing with respect to such shares of Common Stock from and after the Conversion Date or the Partial Conversion Date, for each share of Series B Preferred Stock held.

(b) Upon receipt of the Issuance Approval or both Shareholder Approvals, as the case may be, the Corporation shall provide, within one (1) Business Day thereafter, notice of conversion to each Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)	The Conversion Date (or in the case of a Partial Conversion, the Partial Conversion Date);

(ii)	a form of letter of transmittal to completed and returned to the Transfer Agent;

(iii)

the number of shares of Common Stock (plus cash in lieu of fractional shares, if any) to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such Mandatory Conversion; and

(iv)

the place or places where Series B Preferred Stock certificates (if held in certificated form) held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(c) If the Holder specifies in the letter of transmittal that shares of Common Stock issuable upon Conversion of shares of Series B Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series B Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued. In the event that such Holder fails to surrender the required number of shares within 30 days after the Conversion Date, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 5(a).

(d) Upon receipt by the Transfer Agent of a completed and duly executed letter of transmittal as set forth in Section 5(b), compliance with Section 5(c), if applicable, and surrender of the Series B Preferred Stock certificate(s) to be converted (if held in certificated form), the Corporation shall, within two (2) Business Days following the receipt of certificate surrendered for issuance of Common Stock, subject to (i) the receipt of a written notice from a Holder of the receipt of necessary Regulatory Approval, if any is applicable, and (ii) if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion (and, in the case of a Partial Conversion, the remaining shares of Series B Preferred Stock) in the name(s) of such Holder or the name(s) specified by such Holder in the completed letter of transmittal, if any.

Section 6. Certain Conversion Procedures and Adjustments.

(a) Immediately prior to any Conversion Date or Partial Conversion Date occurring after the Dividend Payment Commencement Date, the Corporation shall declare and pay all accumulated but unpaid dividends on the Series B Preferred Stock with respect to shares of Series B Preferred Stock converted on such Conversion Date or Partial Conversion Date. On the Conversion Date or Partial Conversion Date, dividends shall no longer be declared or paid on any such shares of Series B Preferred Stock subject to Mandatory Conversion or Partial Conversion for the current Dividend Period and any shares of Series B Preferred Stock so converted shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive solely (i) the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible, (ii) any declared and unpaid dividends on such share to the extent provided in Section 4 and this Section 6(a), and (iii) and payment to which they are entitled pursuant to Sections 5 and 9, as applicable.

(b) No allowance or adjustment, except as set forth in this Section 6, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series B Preferred Stock shall have no rights as holders or otherwise with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series B Preferred Stock.

(c) Shares of Series B Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series B may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).

(d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the Record Holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(e) The Conversion Rate shall be adjusted from time to time as follows:

(i)

The Conversion Price will be decreased (in addition to any other adjustments pursuant to this Section 6) by 10% effective as of the 96th calendar day following the Issue Date, and the Conversion Price as previously adjusted downward will be decreased by 10% for each successive 95 calendar day period thereafter until the earlier of the Conversion Date or April 15, 2025; for the avoidance of doubt, such adjustments to the Conversion Price shall not apply with respect to shares of Series B Preferred Stock that remain outstanding following the Conversion Date or Partial Conversion Date because the Holder thereof has not obtained all consents, permits, approvals, registrations and waivers of any governmental authority which are necessary or advisable for such Holder to exceed the Ownership Limit pursuant to Section 5(a). The Conversion Rate shall concurrently be adjusted to give effect to such changes.

(ii)

If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock (other than in connection with a Reorganization Event), or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 /OS0]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after (x) the Record Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (ii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iii)

If the Corporation issues to all holders of Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Current Market Price of the Common Stock on the Record Date, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the Current Market Price per share of Common Stock immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (iii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Current Market Price per share of Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. If any right, warrant, option, other security or convertible security described in this clause (iii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this clause (iii) shall become effective on the date that is immediately after the Record Date.

(iv)	(A) If the Corporation distributes capital stock (other than Common Stock), evidences of indebtedness or other assets or property of the Corporation to all holders of the Common Stock, excluding:

(x)	dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (ii) or (iii) above,

(y)	dividends or distributions paid exclusively in cash, and

(z)	Spin-Offs (as described below),

then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 – FMV)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock on the Record Date

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date.

provided that if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation is equal to or greater than “SP0” with respect to such distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series B Preferred Stock shall have the right to receive on the date such shares of capital stock, evidences of indebtedness or other assets or property of the Corporation are distributed to holders of Common Stock, for each share of Series B Preferred Stock, the amount of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation such holder of Series B Preferred Stock would have received had such holder of Series B Preferred Stock owned a number of shares of Common Stock into which such Series B Preferred Stock is then convertible at the conversion rate in effect on the Record Date for such distribution.

An adjustment to the Conversion Rate made pursuant to this clause (iv)(A) shall be made successively whenever any such distribution is made and shall become effective on the Record Date.

(B) If the Corporation distributes to all holders of the Common Stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) /MP0]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

FMV0	=	the average volume weighted average price of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the NYSE American or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value (as determined in good faith by the Board of Directors) of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock

MP0	=	the Average VWAP of the Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the NYSE American or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock.

An adjustment to the Conversion Rate made pursuant to this clause (iv)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive Trading Days” shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this clause (iv) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)

If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock in excess of regular quarterly dividends equal to the Dividend Threshold Amount, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 – C)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock as of the Record Date

C	=	the excess of the amount in cash per share that the Corporation distributes to holders of the Common Stock over the Dividend Threshold Amount.

An adjustment to the Conversion Rate made pursuant to this clause (v) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (v) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi)

If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV + (SP1 × OS1)) / (SP1 × OS0)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the new Conversion Rate in effect immediately after the Expiration Date

FMV	=	The fair market value (as determined in good faith by the Board of Directors) on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS0	=	the number of shares of Common Stock outstanding on the Expiration Date, including any Purchased Shares

OS1	=	the number of shares of Common Stock outstanding on the Expiration Date, excluding any Purchased Shares

SP1	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the Expiration Date.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to such Conversion Rate will be made. Any adjustment to a Conversion Rate made pursuant to this clause (vi) shall become effective on the date immediately following the last Trading Day included in the determination of the Average VWAP of the

Common Stock for purposes of SP1 above; provided that in respect of any conversion within the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references to the “10 consecutive Trading Days” with respect to this clause (vi) shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(vii)

If the Corporation has in effect a shareholder rights plan while any shares of Series B Preferred Stock remain outstanding, Holders of Series B Preferred Stock will receive, upon a conversion of Series B Preferred Stock, in addition to Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Series B Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series B Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to clause (iv) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger an adjustment to the Conversion Rates pursuant to clauses (iii) or (iv) above.

(f) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 6, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons. If any adjustment to the Conversion Rate is treated as a distribution to any U.S. Alien Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Holder.

(g) No adjustment in any Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to the Conversion. No adjustment to the Conversion Rates need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of shares of Series B Preferred Stock—if such assets or securities are convertible, exchangeable or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of shares of Series B Preferred Stock.

(h) The applicable Conversion Rate shall not be adjusted:

(A)

upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)

upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	RESERVED;

(E)	for a change in the par value of the Common Stock; or

(F)	as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.

(i) Whenever the Conversion Rate, is to be adjusted, the Corporation shall: (i) compute such adjusted Conversion Rate and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, a written notice to the Holders of shares of Series B Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, to the Holders of shares of Series B Preferred Stock, a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate, as applicable, was determined and setting forth such revised Conversion Rate. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Section 7. Reorganization Events.

(a) In the event that any of the following events occurs on or prior to the Conversion Date:

(i)

any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(ii)

any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets (including, without limitation, any change in ownership of 50% or more of the equity interests in Blue Ridge Bankshares, N.A. or any sale of all or substantially all of the assets of Blue Ridge Bankshares, N.A.), or

(iii)

any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (i) through (iii) of this Section 7(a), a “Reorganization Event”), then, except as provided in Section 7(b), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof, remain outstanding but shall at each Holder’s option, subject to the applicable rules of NYSE American or any other national securities exchange or automated quotation system where the Common Stock is listed and other applicable laws and regulations, upon the effective date and time (“Reorganization Effective Time”) of such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Reorganization Event) per share of Common Stock (the “Exchange Property”) as if the Holder of such share of Series B Preferred Stock had converted such share into Common Stock immediately prior to such Reorganization Event and exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 7 the kind and amount of securities, cash and other property receivable upon such Reorganization Event by the holder of each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the holders of the Electing Shares). The amount of Exchange Property receivable upon any Reorganization Event shall be determined based upon the Conversion Rate in effect on such Reorganization Effective Time.

The above provisions of this Section 7 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the Reorganization Effective Time, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.

The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7.

(b) In the event of a Reorganization Event after the Issue Date until the Conversion Date, unless the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate class, elect otherwise by written notice sent to the Corporation at least five days prior to the Reorganization Effective Time, holders of Series B Preferred Stock will be entitled to receive, for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus), legally available for distribution to the stockholders of the Corporation, subject to the rights of any Persons that are holders of any class or series of securities ranking senior to the Series B Preferred Stock upon a Reorganization Event, a distribution (“Preference Distribution”) equal to two times the amount of the Liquidation Preference plus any declared and unpaid dividends on such share to the extent provided in Section 4. Insofar as the dividends or Preference Distributions payable are property other than cash, such dividends or Preference Distributions shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors or a duly authorized committee of the Board of Directors; provided that such dividends or Preference Distributions in property other than cash will be made only to the extent the Holder, together with all Affiliates of the Holder, either (i) has obtained all consents, permits, approvals, registrations and waivers of any governmental authority which are necessary or advisable for such Holder to control the Corporation and Blue Ridge Bank, N.A. or (ii)

will not own or control in the aggregate more than 9.9% of the total outstanding shares of any class of voting securities or 33.3% of the total equity of the Corporation or Blue Ridge Bank, N.A. after making such payment (unless such Holder and Affiliates have obtained all consents, permits, approvals, registrations and waivers of any governmental authority which are necessary or advisable for such Holder to exceed the Ownership Limit, in which case such thresholds shall be 24.9% and 33.3%, respectively), and to the extent that such payment may trigger exceeding such aggregate ownership, the Holder will be paid cash in lieu of such other property.

Section 8. Reservation of Common Stock and Series B Preferred Stock.

(a) Subject to the Shareholder Approvals, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock (taking into consideration any shares reserved for issuance pursuant to the Corporation’s equity compensation plans or other contractual obligations as of such date), solely for issuance upon the conversion of shares of Series B Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. For purposes of this Section 8(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) . The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Series B Preferred Stock, solely for issuance as herein provided, free from any preemptive or other similar rights, such number of shares of Series B Preferred Stock as shall from time to time be issuable as herein provided.

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental or regulatory authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NYSE American or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of shares of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of shares of Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 9. Fractional Shares.

(a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Conversion, the Corporation shall at its option either (i) issue to such Holder an amount of shares rounded up to the next whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock as of the end of the Trading Day preceding the Conversion Date.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 10. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. Other than a Reorganization Event as provided in Section 7, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder of shares of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, pari passu with the Series C Preferred Stock, payment in full in an amount equal to the sum of (i) Liquidation Amount per share of Series B Preferred Stock and (ii) any declared and unpaid dividends on such share to the extent provided in Section 4 (all such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 10(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution, Holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution has been paid in full, the Holders of the Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 10, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of shares of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 11. No Sinking Fund. The shares of Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.

Section 12. Status of Repurchased Shares. Shares of Series B Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).

Section 13. Voting Rights.

(a) General. The Holders of shares of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series B Preferred Stock are entitled to vote, including any action by written consent.

(b) Voting Rights as to Particular Matters. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation’s Articles of Incorporation, the affirmative vote or consent of the Holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)

Authorization of Senior Stock. Any amendment or alteration of the Corporation’s Articles of Incorporation or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)

Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Corporation’s Articles of Incorporation or these Articles of Amendment thereto (including, unless no vote on such merger or consolidation is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series B Preferred Stock; or

(iii)

Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 13(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series B Preferred Stock.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Articles of Incorporation and Bylaws and applicable law and the rules of any national securities exchange or other trading facility on which Series B Preferred Stock is listed or traded at the time.

(d) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Series B Preferred Stock, if any shares of Series B Preferred Stock remain outstanding, have not been paid for an aggregate of three or more Dividend Periods, in each case whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series B Preferred Stock shall have the right, together with holders of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Series B Preferred Stock have been declared and paid in full.

Further, if any other class or series of Voting Parity Stock at any time has the right to elect such a Preferred Director, holders of Series B Preferred Stock will have the right, together with holders of all classes or series of Voting Parity Stock, to elect such Preferred Director.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 15. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment or in the Corporation’s Articles of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series B Preferred Stock in any manner permitted by such facility.

Section 16. No Preemptive Rights; No Redemption Rights. No share of Series B Preferred Stock shall have any preemptive rights whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No holder of shares of Series B Preferred Stock shall have at any time the right to put such shares of Series B Preferred Stock to the Corporation or to have the Corporation redeem any shares of Series B Preferred Stock.

Section 17. Redemption by the Corporation. The Series B Preferred Stock shall not be redeemable by the Corporation. In all events, any repurchase or redemption of Series B Preferred Stock shall be subject to the prior approval of the Corporation’s primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series B Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes, together with any other required regulatory approvals.

Section 18. Replacement Stock Certificates. If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

Section 19. Transfer Agent, Registrar, Conversion and Dividend Paying Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Series B Preferred Stock shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Series B Preferred Stock.

Section 20. Form. The Corporation may at its option issue shares of Series B Preferred Stock in certificated form or without certificates. Series B Preferred Stock certificates shall reflect the number of shares of Series B Preferred Stock represented thereby, and may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).

Section 21. Stock Transfer and Stamp Taxes.

(a) Notwithstanding anything to the contrary contained in these Articles of Amendment, upon any transfer of the Series B Preferred Stock by the initial Holder thereof that is not a Permitted Transfer, the shares of Series B Preferred Stock held by the transferee shall not be convertible into shares of Common Stock pursuant to Section 5. A “Permitted Transfer” means a transfer by a Holder of Series B Preferred Stock (i) to an Affiliate of the initial Holder of the Series B Preferred Stock; (ii) in a widespread public distribution; (iii) to the Corporation; (iv) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of voting securities of the Corporation; or (v) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer from such Holder of Series B Preferred Stock.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 22. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Corporation’s Articles of Incorporation or as provided by applicable law.